Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (Form S-4 No. 333-290235) pertaining to the CyberArk Software Ltd. 2014 Share Incentive Plan and the CyberArk Software Ltd. 2024 Share Incentive Plan of our reports dated August 29, 2025, with respect to the consolidated financial statements of Palo Alto Networks, Inc. and the effectiveness of internal control over financial reporting of Palo Alto Networks, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

February 11, 2026